Performance Food Group	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION, CONTACT:	John D. Austin Senior Vice President and Chief Financial Officer (804) 484-7753

PERFORMANCE FOOD GROUP REPORTS 28% INCREASE IN NET SALES

TO NEW QUARTERLY HIGH OF $1.4 BILLION

  Internal sales growth increased to 14%.
  Operating profit increased 9% to $43.7 million.
  Net earnings increased 7% to $23.9 million.
  EPS rose to $0.49 per share (diluted).

RICHMOND, Va. (July 29, 2003) Performance Food Group (Nasdaq/NM:PFGC) today announced record net sales and net earnings for the second quarter ended June 28, 2003. Sales for the second quarter of 2003 amounted to $1.4 billion, up 28% from $1.1 billion in the year-earlier period. Net earnings for the quarter increased 7% to $23.9 million compared with $22.3 million a year ago. Net earnings per share for the quarter increased 4% to $0.49 per share diluted versus net earnings of $0.47 per share diluted in the year-earlier quarter.

Sales for the first six months of 2003 amounted to $2.6 billion, up 28% from $2.1 billion in the year-earlier period. Net earnings for the same period increased 22% to $40.4 million compared with $33.0 million a year ago. Net earnings per share year-to-date increased 18% to $0.84 per share diluted versus net earnings of $0.71 per share diluted in the year-earlier period.

C. Michael Gray, President and Chief Executive Officer, remarked, "Even with the higher costs of lettuce as we disclosed on July 14, 2003, our gains during the second quarter are gratifying and continue to validate our growth strategies. The second quarter represented the 34th consecutive quarter in which net sales and net earnings have increased compared with the prior-year period. Acquisitions contributed 14% of our sales growth during the quarter and our internal sales growth was 14%. Inflation amounted to slightly less than 1% during the quarter."

"Broadline sales continued to grow, increasing 37% as a result of our strategy of pursuing acquisitions that broaden our product line and geographic reach, increasing sales to independent restaurants, and generating incremental growth from existing customers and markets. Internal growth in Broadline amounted to 8% while the 2002 acquisitions of Quality Foods, Middendorf Meat and TPC contributed the balance of our sales growth. Street sales represented 49% of Broadline sales for the first half of 2003. Sales of proprietary brands increased 35% and comprised 24% of street sales year to date. Inflation in the Broadline segment amounted to approximately 1 ½% in the quarter."

Gray added, "Customized recorded a 26% increase in sales which was driven by expanding relationships with Ruby Tuesday, Inc., T.G.I. Friday's and Mimi's Café which were rolled out in late 2002 and 2003. Inflation for the Customized segment was nominal for the quarter."

"Fresh-Cut sales grew 10% during the quarter. We're seeing strong demand for our fresh-cut products in both the retail and foodservice channels as we continue to develop and provide innovative new bagged salad mixes and blends. Product testing of our fresh fruit product on the West Coast continues to progress and our focus is on refining our product offering and expanding our test markets. We are also very happy to be partnering with McDonald's in testing a new sliced apple product called Apple Dippers, beginning in the third quarter. The Fresh-Cut segment experienced slight inflation for the quarter."

"On July 14, 2003, the Company issued a press release reviewing its anticipated earnings for the second quarter in light of unanticipated industry-wide demand for salad products and the resulting significant increases in costs for raw lettuce in the last few weeks of June. We estimate the impact of these additional costs was approximately $0.03 per share for the second quarter."

"Our balance sheet remains strong, providing us with an array of financial options and flexibility. In April, we increased our revolving credit facility to $350 million and in June, we terminated our synthetic lease facilities. Our debt-to-capital ratio is 32% at the end of the second quarter, excluding $78 million of interests in accounts receivable sold under our accounts receivable purchase facility."

Gray concluded, "We are very pleased with our quarterly results despite the challenges associated with the increased costs of lettuce in June, 2003. Our earnings guidance, provided July 14, 2003, is unchanged and we believe our full-year results will be in the range of $1.75 to $1.79 per share diluted. This includes expected earnings per share in the $0.45 to $0.47 range in the third quarter and $0.46 to $0.48 range in the fourth quarter."

Performance Food Group markets and distributes more than 61,000 national and private label food and food-related products to approximately 46,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic condition; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, market and meet demand for new products; management of the Company's planned growth; and the effect of the Company's identification of certain accounting errors on its anticipated results of operations, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

Performance Food Group Company Unaudited Financial Highlights

	Three Months Ended

	June 28, 2003	June 29, 2002
Net sales	$1,366,883,000	$1,068,054,000
Net earnings	$23,944,000	$22,278,000
Net earnings per share:
Basic	$0.53	$0.51
Diluted	$0.49	$0.47
Weighted average number of shares outstanding
Basic	45,451,000	44,024,000
Diluted	52,817,000	51,622,000

	Six Months Ended

	June 28, 2003	June 29, 2002

Net sales	$2,635,988,000	$2,064,957,000
Net earnings	$40,364,000	$33,034,000
Net earnings per share:
Basic	$0.89	$0.75
Diluted	$0.84	$0.71
Weighted average number of shares outstanding
Basic	45,398,000	43,935,000
Diluted	52,749,000	51,580,000

Performance Food Group Company Condensed Consolidated Balance Sheet and Income Statement (Unaudited) June 28, 2003 (In thousands, except net earnings per common share)

Assets	June 28, 2003	Dec. 28, 2002
Cash and cash equivalents	$44,355	$33,660
Accounts and notes receivable, net, including
retained interest in securitized receivables	237,196	220,676
Inventories	237,679	239,846
Other current assets	32,532	34,964
Total current assets	551,762	529,146
Property, plant and equipment, net	326,149	293,994
Goodwill, net	584,917	575,464
Other intangible assets, net	201,361	205,497
Other assets	8,598	13,616
Total assets	$1,672,787	$1,617,717

Liabilities and Shareholders' Equity
Checks in excess of deposits	$61,853	$74,759
Trade accounts payable	261,622	236,438
Current installments of long-term debt	1,856	2,504
Other current liabilities	148,998	134,363
Total current liabilities	474,329	448,064
Long-term debt, excluding current installments	349,419	370,095
Deferred income taxes	87,644	84,689
Shareholders' equity	761,395	714,869
Total liabilities and shareholders' equity	$1,672,787	$1,617,717

	Three Months Ended				Six Months Ended

	June 28, 2003		June 29, 2002		June 28, 2003		June 29, 2002

Net sales	$1,366,883	100.0%	$1,068,054	100.0%	$2,635,988	100.0%	$2,064,957	100.0%
Cost of goods sold	1,151,879	84.3%	885,960	83.0%	2,221,646	84.3%	1,729,538	83.8%
Gross profit	215,004	15.7%	182,094	17.0%	414,342	15.7%	335,419	16.2%
Operating expenses	171,258	12.5%	141,834	13.2%	340,192	12.9%	273,743	13.2%
Operating profit	43,746	3.2%	40,260	3.8%	74,150	2.8%	61,676	3.0%
Other income (expense):
Interest expense	(4,955)		(4,442)		(9,745)		(8,741)
Loss on sale of receivables	(378)		(493)		(702)		(931)
Other, net	207		320		1,400		851
Other expense, net	(5,126)	0.4%	(4,615)	0.5%	(9,047)	0.3%	(8,821)	0.4%
Earnings before income taxes	38,620	2.8%	35,645	3.3%	65,103	2.5%	52,855	2.6%
Income taxes	14,676	1.0%	13,367	1.2%	24,739	1.0%	19,821	1.0%
Net earnings	$23,944	1.8%	$22,278	2.1%	$40,364	1.5%	$33,034	1.6%

Weighted average common
shares outstanding	45,451		44,024		45,398		43,935

Basic net earnings per common share	$0.53		$0.51		$0.89		$0.75

Weighted average common shares and
dilutive potential common shares outstanding	52,817		51,622		52,749		51,580

Diluted net earnings per common share	$0.49		$0.47		$0.84		$0.71

Performance Food Group Company 2003 Compared to 2002 2nd Quarter Segment Disclosure

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Second Quarter

Net external sales	$687,695	$442,464	$236,724	$-	$1,366,883
Intersegment sales	259	106	4,475	(4,840)	-
Operating profit	20,620	5,953	21,543	(4,370)	43,746
Operating profit margin	3.00%	1.35%	8.93%	-	3.20%
Total assets	774,024	132,232	647,346	119,185	1,672,787
Interest expense (income)	3,738	51	4,914	(3,748)	4,955
Loss (gain) on sale of receivables	1,722	569	-	(1,913)	378
Depreciation	3,457	869	5,527	585	10,438
Amortization	942	-	1,124	-	2,066
Capital expenditures	6,628	13,605	13,070	(390)	32,913

2002	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Second Quarter

Net external sales	$500,401	$350,557	$217,096	$-	$1,068,054
Intersegment sales	148	-	2,735	(2,883)	-
Operating profit	15,444	4,172	24,296	(3,652)	40,260
Operating profit margin	3.09%	1.19%	11.05%	-	3.77%
Total assets	573,986	96,675	610,695	107,487	1,388,843
Interest expense (income)	1,862	154	5,478	(3,052)	4,442
Loss (gain) on sale of receivables	1,563	400	-	(1,470)	493
Depreciation	2,991	743	4,631	360	8,725
Amortization	602	-	1,129	322	2,053
Capital expenditures	2,912	2,679	9,692	1,669	16,952

Performance Food Group Company 2003 Compared to 2002 Year-To-Date Segment Disclosure

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$1,330,378	$855,406	$450,204	$-	$2,635,988
Intersegment sales	472	200	8,273	(8,945)	-
Operating profit	32,582	10,828	39,769	(9,029)	74,150
Operating profit margin	2.45%	1.27%	8.67%	-	2.81%
Total assets	774,024	132,232	647,346	119,185	1,672,787
Interest expense (income)	7,559	116	9,596	(7,526)	9,745
Loss (gain) on sale of receivables	3,351	1,071	-	(3,720)	702
Depreciation	7,031	1,719	10,890	953	20,593
Amortization	1,885	-	2,259	-	4,144
Capital expenditures	8,255	16,267	27,944	655	53,121

2002	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$951,211	$691,674	$422,072	$-	$2,064,957
Intersegment sales	292	-	5,519	(5,811)	-
Operating profit	23,850	7,618	37,134	(6,926)	61,676
Operating profit margin	2.51%	1.10%	8.68%	-	2.99%
Total assets	573,986	96,675	610,695	107,487	1,388,843
Interest expense (income)	3,326	283	10,543	(5,411)	8,741
Loss (gain) on sale of receivables	3,045	870	-	(2,984)	931
Depreciation	5,766	1,495	9,156	618	17,035
Amortization	956	-	2,257	622	3,835
Capital expenditures	4,045	3,892	18,072	2,600	28,609